EXHIBIT 12.1

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges and Preferred Share Dividends
(in thousands, except ratios)

		12 Months Ended December 31,
	2011	2010	2009	2008	2007
Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures, noncontrolling interests and discontinued operations (1)	$52,554	$38,806	$74,221	$28,729	$28,535
Add:
Distributed income of unconsolidated joint ventures	499	653	660	2,366	1,706
Amortization of capitalized interest	507	492	474	465	413
Interest expense	45,382	41,789	37,684	49,628	42,599
Portion of rent expense - interest factor	1,938	1,753	1,743	1,168	1,078
Total earnings	100,880	83,493	114,782	82,356	74,331

Fixed charges:
Interest expense	45,382	41,789	37,684	49,628	42,599
Capitalized interest and capitalized amortization of debt issue costs	413	1,527	310	1,811	1,857
Portion of rent expense - interest factor	1,938	1,753	1,743	1,168	1,078
Total fixed charges	$47,733	$45,069	$39,737	$52,607	$45,534

Ratio of earnings to fixed charges	2.1	1.9	2.9	1.6	1.6

Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures, noncontrolling interests and discontinued operations (1)	$52,554	$38,806	$74,221	$28,729	$28,535
Add:
Distributed income of unconsolidated joint ventures	499	653	660	2,366	1,706
Amortization of capitalized interest	507	492	474	465	413
Interest expense	45,382	41,789	37,684	49,628	42,599
Portion of rent expense - interest factor	1,938	1,753	1,743	1,168	1,078
Total Earnings	100,880	83,493	114,782	82,356	74,331

Fixed charges and preferred share dividends:
Interest expense	45,382	41,789	37,684	49,628	42,599
Capitalized interest and capitalized amortization of debt issue costs	413	1,527	310	1,811	1,857
Portion of rent expense - interest factor	1,938	1,753	1,743	1,168	1,078
Preferred share dividends	—	5,297	5,625	5,625	5,625

Total combined fixed charges and preferred share dividends	$47,733	$50,366	$45,362	$58,232	$51,159

Ratio of earnings to combined fixed charges and preferred share dividends	2.1	1.7	2.5	1.4	1.5

(1) The year ended December 31, 2010 includes a loss on termination of derivatives of $6.1 million.

(2) The year ended December 31, 2009 includes a $10.5 million gain on early extinguishment of debt from an exchange offer of common shares for convertible debt and a $31.5 million gain on acquisition of previously held unconsolidated joint venture interest.

(3) The year ended December 31, 2008 includes a loss on termination of derivatives of $8.9 million.